Exhibit 99.1

Michael McLaughlin Joins FICO as Chief Financial Officer

HIGHLIGHTS:

•	Michael McLaughlin will join FICO as its CFO on August 3
•	McLaughlin has held leadership positions at Morgan Stanley, BofA Securities, UBS Investment Bank and Montgomery Securities
•	Outgoing CFO Mike Pung is retiring after 15 years at FICO

SAN JOSE, CA — June 24, 2019 — Global analytics software company FICO announced today it has appointed Michael McLaughlin as the company’s new chief financial officer. McLaughlin, who starts August 3, replaces outgoing CFO Mike Pung, who announced his retirement in January 2019. Pung will help facilitate a smooth transition and will remain with the company until December 31, 2019.

McLaughlin leaves a position as managing director and head of technology corporate finance at Morgan Stanley, where he has worked for the past 12 years. During his 26-year investment banking career, McLaughlin has advised leading technology, financial services and real estate companies on a wide range of strategic and financial topics. He holds degrees from Stanford University and the Yale School of Management.

“Michael brings us a wealth of leadership experience at the intersection of financial services and technology, which is FICO’s sweet spot,” said Will Lansing, FICO’s chief executive officer. “The board and our leadership team are excited about this strategic appointment. I would also like to thank Mike Pung for his leadership and stewardship over the past 15 years. We wish him well as he transitions to a new phase in his life.”

“FICO’s industry-leading suite of analytics and decision support tools, combined with its trusted brand and global customer base, uniquely positions the company to drive tremendous value creation in the years ahead,” said McLaughlin. “FICO has been a phenomenal success story over the last several years, and I am excited to join this exceptional team.”

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 190 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time. Learn more at http://www.fico.com. Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/.

For FICO news and media resources, visit www.fico.com/news.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2018. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

Contacts:

FICO Media:	FICO Investors/Analysts:
Greg Jawski Porter Novelli for FICO +1 212-601-8248 greg.jawski@porternovelli.com	Steven Weber FICO +1 800-213-5542 investor@fico.com